FIRST AMENDMENT TO PURCHASE AGREEMENT

This First Amendment to Purchase Agreement (the "Amendment") is made and entered into effective as of September 28, 2012, by and between BEHRINGER HARVARD BENT TREE LP, a Delaware limited partnership ("Seller"), and HARTMAN SHORT TERM INCOME PROPERTIES XX, INC., a Maryland corporation ("Purchaser"), with reference to the following recitals of fact:

R E C I T A L S:

A.

Purchaser and Seller are parties to that certain Purchase Agreement, with an Effective Date of August 30, 2012 (the "Original Agreement"), pursuant to which Purchaser agreed to purchase and Seller agreed to sell, inter alia, that certain real property located in City of Dallas, the County of Dallas and the State of Texas, commonly known as Bent Tree Green Office Building.

B.

Purchaser and Seller now desire to modify the Original Agreement in accordance with the terms and conditions set forth in this Amendment.  For purposes hereof, the Original Agreement and this Amendment are collectively referred to as the "Agreement."

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Original Agreement.  Purchaser and Seller acknowledge that the Original Agreement is in full force and effect, except as modified by this Amendment.  All capitalized terms not otherwise defined herein shall have the meaning set forth in the Original Agreement.  In the event of any inconsistency between the terms and conditions set forth in the Original Agreement and the terms and conditions set forth in this Amendment, the terms and conditions in this Amendment shall control.

2.

Purchase Price.  The Purchase Price under Section 1.4 of the Original Agreement is hereby reduced to TWELVE MILLION TWELVE THOUSAND FIVE HUNDRED DOLLARS ($12,012,500).

3.

Right to Terminate.  Except as provided in Section 2.4 of the Original Agreement, Purchaser’s rights to terminate the Agreement under Article II and Article III of the Original Agreement have expired or been waived and Purchaser acknowledges that it has not further rights of termination of the Agreement under such Articles (other than as provided in Section 2.4).

4.

No Other Modifications.  Except as otherwise provided herein, all other terms and provisions of the Agreement shall remain in full force and effect, unmodified by this Amendment.

5.

Binding Effect.  The provisions of this Amendment shall be binding upon and inure to the benefit of the heirs, representatives, successors and permitted assigns of the parties hereto.

6.

Counterparts.  This Amendment may be executed in any number of original counterparts.  Any such counterpart, when executed, shall constitute an original of this Amendment, and all such counterparts together shall constitute one and the same Amendment.  For purposes of this Amendment, facsimile signatures shall be deemed to be originals.

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year written above.

SELLER:

BEHRINGER HARVARD BENT TREE LP
a Delaware limited partnership

By:  Behringer Harvard Bent Tree GP, LLC,
a Delaware limited liability company,
its general partner

By:  Michael J. O’Hanlon
       Chief Executive Officer and President

PURCHASER:

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

a Maryland corporation

By:   Allen R. Hartman
Chief Executive Officer and President